DENNY’S CORPORATION REPORTS RESULTS FOR FIRST QUARTER 2025

SPARTANBURG, S.C., May 5, 2025 - Denny’s Corporation (the "Company") (NASDAQ: DENN), owner and operator of Denny's Inc. ("Denny's") and Keke's Inc. ("Keke's") today reported results for its first quarter ended March 26, 2025 and provided a business update on the Company’s operations.

Kelli Valade, Chief Executive Officer, stated, "The beginning of the year has presented significant challenges for consumers, which is evident in our results. Our teams have remained focused on executing against our strategic initiatives and winning with our guests, despite these macro headwinds. This included staying true to our Denny's flagship, by focusing on compelling value, being strategic in reaching new younger demographics through innovative partnerships and new menu offerings. Keke's continued to steal share in its home state of Florida while also growing to its seventh state, Georgia. The dedication of our teams and franchisees continue to push our brands forward and we remain committed to navigating these headwinds together."

First Quarter 2025 Highlights

•Total operating revenue was $111.6 million compared to $110.0 million for the prior year quarter.
•Denny's domestic system-wide same-restaurant sales** were (3.0%) compared to the prior year quarter.
•Keke's domestic system-wide same-restaurant sales** increased 3.9% compared to the prior year quarter.
•Denny's opened six franchised restaurants.
•Denny's completed six remodels, including five at company restaurants.
•Keke's opened three new cafes including the first in Georgia.
•Keke's acquired five franchised cafes.
•Operating income was $5.2 million compared to $10.0 million for the prior year quarter.
•Adjusted franchise operating margin* was $29.4 million, or 50.9% of franchise and license revenue, and adjusted company restaurant operating margin* was $4.9 million, or 9.1% of company restaurant sales.
•Net income was $0.3 million, or $0.01 per diluted share.
•Adjusted net income* and adjusted net income per share* were $4.2 million and $0.08, respectively.
•Adjusted EBITDA* was $16.8 million.

First Quarter 2025 Results

Total operating revenue was $111.6 million compared to $110.0 million for the prior year quarter.

Franchise and license revenue was $57.7 million compared to $57.6 million for the prior year quarter. This increase was primarily driven by higher local advertising co-op contributions for the current quarter, partially offset by fewer equivalent units, softer Denny's same-restaurant sales** and lower franchise occupancy revenue.

Company restaurant sales were $53.9 million compared to $52.3 million for the prior year quarter. This increase was primarily driven by 11 additional Keke's equivalent units, partially offset by five fewer Denny's equivalent units and softer Denny's same-restaurant sales**.

Adjusted franchise operating margin* was $29.4 million, or 50.9% of franchise and license revenue, compared to $30.3 million, or 52.5% for the prior year quarter. This margin change was primarily due to fewer Denny's equivalent units and softer Denny's same-restaurant sales**.

Adjusted company restaurant operating margin* was $4.9 million, or 9.1% of company restaurant sales, compared to $6.8 million, or 13.0% for the prior year quarter. This margin change was primarily due to higher product costs which were heavily impacted by higher egg prices, investments in marketing and expected new cafe opening inefficiencies.

Total general and administrative expenses were $20.0 million compared to $21.2 million in the prior year quarter. This decrease was primarily due to lower deferred compensation valuation adjustments and incentive compensation.

The provision for income taxes was $0.3 million, reflecting an effective tax rate of 47.4% for the current quarter, compared to $1.5 million and an effective tax rate of 24.6% in the prior year quarter. The higher effective income tax rate for the current quarter included discrete items related to share-based compensation which were not comparable in the prior year quarter.

Net income was $0.3 million, or $0.01 per diluted share. Adjusted net income* was $4.2 million, or $0.08 per diluted share.

The Company ended the quarter with $276.2 million of total debt outstanding, including $266.0 million of borrowings under its credit facility.

Capital Allocation

The Company invested $9.1 million in cash capital expenditures during the current quarter, which included Keke's new cafe development and Denny's company restaurant remodels.

The Company also allocated $1.0 million to share repurchases during the first quarter resulting in approximately $88.2 million remaining under its existing repurchase authorization.

Business Outlook

The following full year 2025 (53 operating weeks) expectations reflect management's expectation that recent shifts in consumer sentiment due to macro events will moderate over time.

•Denny's domestic system-wide same-restaurant sales** between (2.0%) and 1.0%.
•Consolidated restaurant openings of 25 to 40.
•Consolidated restaurant closures between 70 and 90.
•Commodity inflation between 3.0% and 5.0% (vs. between 2.0% and 4.0%).
•Labor inflation between 2.5% and 3.5%.
•Total general and administrative expenses between $80 million and $85 million, inclusive of:
◦Corporate and administrative expenses between $60 million and $62 million, including approximately $1 million related to the 53rd week;
◦Incentive compensation between $6 million and $9 million; and,
◦Approximately $14 million related to share-based compensation expense which does not impact Adjusted EBITDA*.
•Adjusted EBITDA* between $80 million and $85 million, inclusive of approximately $2 million related to the 53rd week.
•Share repurchases between $15 million and $25 million.

*    Please refer to the Reconciliation of Net Income to Non-GAAP Financial Measures, as well as the Reconciliation of Operating Income to Non-GAAP Financial Measures included in the tables below. The Company is not able to reconcile the forward-looking non-GAAP estimate set forth above to its most directly comparable U.S. generally accepted accounting principles (GAAP) estimates without unreasonable efforts because it is unable to predict, forecast or determine the probable significance of the items impacting these estimates, including gains, losses and other charges, with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP estimate is not provided.

**     Same-restaurant sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open during the comparable periods noted. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, initial and other fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-restaurant sales and domestic system-wide same-restaurant sales should be considered as a supplement to, not a substitute for, the Company's results as reported under GAAP.

Conference Call and Webcast Information

The Company will provide further commentary on the results for the first quarter ended March 26, 2025 on a webcast today, Monday, May 5, 2025 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to the webcast accessible through the Company's investor relations website at investor.dennys.com.

About Denny's Corporation

Denny’s Corporation is one of America’s largest full-service restaurant chains based on number of restaurants. As of March 26, 2025, the Company consisted of 1,557 restaurants, 1,475 of which were franchised and licensed restaurants and 82 of which were company operated.

The Company consists of the Denny’s brand and the Keke’s brand. As of March 26, 2025, the Denny's brand consisted of 1,491 global restaurants, 1,430 of which were franchised and licensed restaurants and 61 of which were company operated. As of March 26, 2025, the Keke's brand consisted of 66 restaurants, 45 of which were franchised restaurants and 21 of which were company operated.

For further information on Denny's Corporation, including news releases, links to SEC filings, and other financial information, please visit investor.dennys.com.

Non-GAAP Definition Changes

The Company has evolved its definition of non-GAAP financial measures to provide more clarity and comparability relative to peers. Denny's Corporation management uses certain non-GAAP measures in analyzing operating performance and believes that the presentation of these measures provides investors and analysts with information that is beneficial to gaining an understanding of the Company's financial results. Non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP.

The Company excludes certain legal settlement expenses not considered to be normal and recurring, pre-opening expenses, and other items management does not consider in the evaluation of its ongoing core operating performance from adjusted operating margin*, adjusted net income*, adjusted net income per share*, and adjusted EBITDA*. In addition, the Company no longer deducts cash payments for restructuring and exit costs, or cash payments for share-based compensation from Adjusted EBITDA*.

Reconciliations of these non-GAAP measures are included in the tables of this press release and a recast of historical non-GAAP financial measures can be found on the Company's website, or its most recent investor presentation.

Cautionary Language Regarding Forward-Looking Statements

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements, which reflect management's best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, "will", and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: economic, public health and political conditions that impact consumer confidence and spending, commodity and labor inflation; the potential impacts of tariffs; the ability to effectively staff restaurants and support personnel; the Company's ability to maintain adequate levels of liquidity for its cash needs, including debt obligations, payment of dividends, planned share repurchases and capital expenditures as well as the ability of its customers, suppliers, franchisees and lenders to access sources of liquidity to provide for their own cash needs; competitive pressures from within the restaurant industry; the Company's ability to derive the expected benefits from its acquisition of Keke's Breakfast Cafe; the level of success of the Company’s operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment and geopolitical events (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 25, 2024 (and in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K).

Investor Contact:    877-784-7167

Media Contact:    864-597-8005

DENNY’S CORPORATION
Consolidated Balance Sheets
(Unaudited)

($ in thousands)	3/26/25	12/25/24
Assets
Current assets
Cash and cash equivalents	$1,039	$1,698
Investments	1,129	1,106
Receivables, net	17,197	24,433
Inventories	1,876	1,747
Assets held for sale	210	381
Prepaid and other current assets	10,383	10,628
Total current assets	31,834	39,993
Property, net	114,918	111,417
Finance lease right-of-use assets, net	5,874	6,200
Operating lease right-of-use assets, net	126,834	124,738
Goodwill	66,357	66,357
Intangible assets, net	89,394	91,739
Deferred financing costs, net	907	1,066
Other noncurrent assets	51,957	54,764
Total assets	$488,075	$496,274

Liabilities
Current liabilities
Current finance lease liabilities	$1,253	$1,284
Current operating lease liabilities	16,177	15,487
Accounts payable	16,731	19,985
Other current liabilities	52,145	58,842
Total current liabilities	86,306	95,598
Long-term liabilities
Long-term debt	266,000	261,300
Noncurrent finance lease liabilities	8,960	9,284
Noncurrent operating lease liabilities	123,056	120,841
Liability for insurance claims, less current portion	5,926	5,866
Deferred income taxes, net	7,683	9,964
Other noncurrent liabilities	26,564	27,446
Total long-term liabilities	438,189	434,701
Total liabilities	524,495	530,299

Shareholders' deficit
Common stock	516	513
Paid-in capital	1,566	—
Deficit	(2,173)	(2,499)
Accumulated other comprehensive loss, net	(35,348)	(32,039)
Treasury stock	(981)	—
Total shareholders' deficit	(36,420)	(34,025)
Total liabilities and shareholders' deficit	$488,075	$496,274

Debt Balances
Credit facility revolver due 2026	$266,000	$261,300
Finance lease liabilities	10,213	10,568
Total debt	$276,213	$271,868

DENNY’S CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)

	Quarter Ended
($ in thousands, except per share amounts)	3/26/25	3/27/24
Revenue:
Company restaurant sales	$53,900	$52,342
Franchise and license revenue	57,737	57,632
Total operating revenue	111,637	109,974
Costs of company restaurant sales, excluding depreciation and amortization	50,025	48,118
Costs of franchise and license revenue, excluding depreciation and amortization	28,354	27,374
General and administrative expenses	20,030	21,222
Depreciation and amortization	4,107	3,581
Operating (gains), losses and other charges, net	3,911	(327)
Total operating costs and expenses, net	106,427	99,968
Operating income	5,210	10,006
Interest expense, net	4,428	4,420
Other nonoperating expense (income), net	162	(637)
Income before income taxes	620	6,223
Provision for income taxes	294	1,532
Net income	$326	$4,691

Net income per share - basic	$0.01	$0.09
Net income per share - diluted	$0.01	$0.09

Basic weighted average shares outstanding	52,324	53,068
Diluted weighted average shares outstanding	52,443	53,214

Comprehensive income (loss)	$(2,983)	$10,855

General and Administrative Expenses
Corporate administrative expenses	$15,244	$15,192
Share-based compensation	2,785	2,776
Incentive compensation	2,257	2,523
Deferred compensation valuation adjustments	(256)	731
Total general and administrative expenses	$20,030	$21,222

DENNY’S CORPORATION
Reconciliation of Net Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain non-GAAP financial measures are useful information to investors and analysts to assist in the evaluation of operating performance on a period-to-period basis. However, non-GAAP measures should be considered as a supplement to, not a substitute for, operating income, net income, and net income per share, or other financial performance measures prepared in accordance with GAAP. The Company uses adjusted EBITDA, adjusted net income and adjusted net income per share internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including incentive compensation for certain employees. These non-GAAP measures are adjusted for certain items the Company does not consider in the evaluation of its ongoing core operating performance. These adjustments are either non-recurring in nature or vary from period to period without correlation to the Company's ongoing core operating performance.

	Quarter Ended
($ in thousands, except per share amounts)	3/26/25	3/27/24
Net income	$326	$4,691
Provision for income taxes	294	1,532
Operating (gains), losses and other charges, net	3,911	(327)
Other nonoperating (income) expense, net	162	(637)
Share-based compensation expense	2,785	2,776
Deferred compensation plan valuation adjustments	(256)	731
Interest expense, net	4,428	4,420
Depreciation and amortization	4,107	3,581
Non-recurring legal settlement expenses	318	2,213
Pre-opening expenses	709	366
Other adjustments (1)	31	—
Adjusted EBITDA	$16,815	$19,346

Net income	$326	$4,691
Losses and amortization on interest rate swap derivatives, net	259	141
Operating (gains), losses and other charges, net	3,911	(327)
Non-recurring legal settlement expenses	318	2,213
Pre-opening expenses	709	366
Other adjustments (1)	31	—
Tax effect (2)	(1,359)	(589)
Adjusted net income	$4,195	$6,495

Diluted weighted average shares outstanding	52,443	53,214

Net income per share - diluted	$0.01	$0.09
Adjustments per share	0.07	0.03
Adjusted net income per share	$0.08	$0.12

(1)	Other adjustments for the quarter ended March 26, 2025 include less than $0.1 million of leadership transition costs.
(2)	Tax adjustments for the quarter ended March 26, 2025 reflect an effective tax rate of 26.0%. Tax adjustments for the quarter ended March 27, 2024 reflect an effective tax rate of 24.6%.

DENNY’S CORPORATION
Reconciliation of Operating Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are useful information to investors and analysts to assist in the evaluation of restaurant-level operating efficiency and performance of ongoing restaurant-level operations. However, non-GAAP measures should be considered as a supplement to, not a substitute for, operating income, net income, and net income per share, or other financial performance measures prepared in accordance with GAAP. The Company uses restaurant-level operating margin, company restaurant operating margin and franchise operating margin internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including incentive compensation for certain employees.

Restaurant-level operating margin is the total of company restaurant operating margin and franchise operating margin and excludes: (i) general and administrative expenses, which include primarily non-restaurant-level costs associated with support of company and franchised restaurants and other activities at their corporate office; (ii) depreciation and amortization expense, substantially all of which is related to company restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlays for the restaurants; (iii) special items, included within operating (gains), losses and other charges, net, to provide investors with a clearer perspective of its ongoing operating performance and a more relevant comparison to prior period results.

Company restaurant operating margin is defined as company restaurant sales less costs of company restaurant sales (which include product costs, company restaurant level payroll and benefits, occupancy costs, and other operating costs including utilities, repairs and maintenance, marketing and other expenses) and presents it as a percent of company restaurant sales. Adjusted company operating restaurant margin is defined as company restaurant operating margin less certain items such as legal settlement expenses, pre-opening expenses, and other items the Company does not consider in the evaluation of its ongoing core operating performance.

Franchise operating margin is defined as franchise and license revenue (which includes franchise royalties and other non-food and beverage revenue streams such as initial franchise and other fees, advertising revenue and occupancy revenue) less costs of franchise and license revenue and presents it as a percent of franchise and license revenue. Adjusted franchise operating margin is defined as franchise operating margin less certain items the Company does not consider in the evaluation of its ongoing core operating performance.

Adjusted restaurant-level operating margin is the total of adjusted company restaurant operating margin and adjusted franchise operating margin and is defined as restaurant-level operating margin adjusted for certain items the Company does not consider in the evaluation of its ongoing core operating performance. These adjustments are either non-recurring in nature or vary from period to period without correlation to the Company's ongoing core operating performance.

	Quarter Ended
($ in thousands)	3/26/25	3/27/24
Operating income	$5,210	$10,006
General and administrative expenses	20,030	21,222
Depreciation and amortization	4,107	3,581
Operating (gains), losses and other charges, net	3,911	(327)
Restaurant-level operating margin	$33,258	$34,482

Restaurant-level operating margin consists of:
Company restaurant operating margin (1)	$3,875	$4,224
Franchise operating margin (2)	29,383	30,258
Restaurant-level operating margin	$33,258	$34,482
Adjustments (3)	1,027	2,579
Adjusted restaurant-level operating margin	$34,285	$37,061

(1)	Company restaurant operating margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges, net; and costs of franchise and license revenue, excluding depreciation and amortization; less franchise and license revenue.
(2)	Franchise operating margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges, net; and costs of company restaurant sales, excluding depreciation and amortization; less company restaurant sales.
(3)	Adjustments include non-recurring legal settlement expenses, pre-opening costs, and other adjustments the Company does not consider in the evaluation of its ongoing core operating performance.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
($ in thousands)	3/26/25		3/27/24
Company restaurant operations: (1)
Company restaurant sales	$53,900	100.0%	$52,342	100.0%
Costs of company restaurant sales, excluding depreciation and amortization:
Product costs	14,211	26.4%	13,311	25.4%
Payroll and benefits	21,096	39.1%	20,474	39.1%
Occupancy	5,059	9.4%	4,573	8.7%
Other operating costs:
Utilities	1,694	3.1%	1,655	3.2%
Repairs and maintenance	836	1.6%	1,005	1.9%
Marketing	2,028	3.8%	1,604	3.1%
Legal settlements	405	0.8%	1,449	2.8%
Pre-opening costs	709	1.3%	366	0.7%
Other direct costs	3,987	7.4%	3,681	7.0%
Total costs of company restaurant sales, excluding depreciation and amortization	$50,025	92.8%	$48,118	91.9%
Company restaurant operating margin (non-GAAP) (2)	$3,875	7.2%	$4,224	8.1%
Adjustments (3)	1,027	1.9%	2,579	4.9%
Adjusted company restaurant operating margin (non-GAAP) (2)	$4,902	9.1%	$6,803	13.0%

Franchise operations: (4)
Franchise and license revenue:
Royalties	$27,837	48.2%	$29,306	50.8%
Advertising revenue	19,073	33.0%	18,138	31.5%
Initial and other fees	2,874	5.0%	1,816	3.2%
Occupancy revenue	7,953	13.8%	8,372	14.5%
Total franchise and license revenue	$57,737	100.0%	$57,632	100.0%

Costs of franchise and license revenue, excluding depreciation and amortization:
Advertising costs	$19,073	33.0%	$18,138	31.5%
Occupancy costs	4,933	8.5%	5,132	8.9%
Other direct costs	4,348	7.5%	4,104	7.1%
Total costs of franchise and license revenue, excluding depreciation and amortization	$28,354	49.1%	$27,374	47.5%
Franchise operating margin (non-GAAP) (2)	$29,383	50.9%	$30,258	52.5%
Adjustments (3)	—	—%	—	—%
Adjusted franchise operating margin (non-GAAP) (2)	$29,383	50.9%	$30,258	52.5%

Total operating revenue (5)	$111,637	100.0%	$109,974	100.0%
Total costs of operating revenue (5)	78,379	70.2%	75,492	68.6%
Restaurant-level operating margin (non-GAAP) (5)	$33,258	29.8%	$34,482	31.4%

(1)		As a percentage of company restaurant sales.
(2)		Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin and adjusted operating margin are considered non-GAAP financial measures and should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with GAAP.
(3)		Adjustments include non-recurring legal settlement expenses, pre-opening costs, and other adjustments the Company does not consider in the evaluation of its ongoing core operating performance.
(4)		As a percentage of franchise and license revenue.
(5)		As a percentage of total operating revenue.

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Denny's		Keke's
Changes in Same-Restaurant Sales (1)	Quarter Ended		Quarter Ended
(Increase (decrease) vs. prior year)	3/26/25	3/27/24	3/26/25	3/27/24
Company Restaurants	(0.9%)	(3.0%)	0.5%	(1.1%)
Domestic Franchise Restaurants	(3.2%)	(1.2%)	4.9%	(4.0%)
Domestic System-wide Restaurants	(3.0%)	(1.3%)	3.9%	(3.6%)

Average Unit Sales
($ in thousands)
Company Restaurants	$757	$743	$411	$455
Franchised Restaurants	$452	$457	$513	$472

(1)
Same-restaurant sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open during the comparable periods noted. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, initial and other fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-restaurant sales and domestic system-wide same-restaurant sales should be considered as a supplement to, not a substitute for, the Company's results as reported under GAAP.

Restaurant Unit Activity	Denny's			Keke's
		Franchised			Franchised
	Company	& Licensed	Total	Company	& Licensed	Total
Ending Units December 25, 2024	61	1,438	1,499	14	55	69
Units Opened	—	6	6	2	1	3
Units Reacquired	—	—	—	5	(5)	—
Units Closed	—	(14)	(14)	—	(6)	(6)
Net Change	—	(8)	(8)	7	(10)	(3)
Ending Units March 26, 2025	61	1,430	1,491	21	45	66

Equivalent Units
Year-to-Date 2025	60	1,434	1,494	20	46	66
Year-to-Date 2024	65	1,501	1,566	9	50	59
Net Change	(5)	(67)	(72)	11	(4)	7